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                                     EXHIBIT 11

               STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                   Three Months    Nine Months
                                                       Ended          Ended
                                                   September 30,  September 30,
                                                       1996           1996
                                                   -------------  -------------

Net Income                                             ($11,895)       $268,749
                                                   -------------  -------------
                                                   -------------  -------------

Weighted average shares outstanding                    1,124,125      1,124,125

Reduction for common shares not yet
  released by Employee Stock Ownership Plan             (86,933)       (86,933)

Common stock equivalents due to dilutive
  effect of stock options                              *              *
                                                   -------------  -------------

Total weighted average common shares and
  equivalents outstanding                              1,037,192      1,037,192
                                                   -------------  -------------
                                                   -------------  -------------

Pro- forma primary earnings per share                    ($0.01)          $0.26

Total weighted average common
  shares and equivalents outstanding
  for primary computation                              1,037,192      1,037,192

Additional dilutive shares using the end
  of period market value versus the average
  market value when applying the treasury
  stock method                                        **             **
                                                   -------------  -------------

Total weighted average common shares and
  equivalents outstanding for fully diluted
  computation                                          1,037,192      1,037,192
                                                   -------------  -------------
                                                   -------------  -------------

Pro- forma fully diluted earnings per share              ($0.01)          $0.26
                                                   -------------  -------------
                                                   -------------  -------------



*   Note:     No stock options were approved or granted as of September 30,
              1996.

**  Note:     If the average share price is greater than the ending price, use average price for both primary and fully diluted calculation.
              This adjustment does not apply because there were no outstanding options at September 30, 1996.



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